Exhibit 3(dd)

State of Delaware

Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “STRATOS FINANCING LUX, LLC”, FILED IN THIS OFFICE ON THE EIGHTH DAY OF DECEMBER, A.D. 2000, AT 9 O’CLOCK A.M.

3327208 8100 001616164	/s/ Edward J. Freel Edward J. Freel, Secretary of State AUTHENTICATION: 0844021 DATE: 12-11-00

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/08/2000
001616164 — 3327208
STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION of
STRATO s FINANCING LUX, LLC
          The Undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, hereby certifies that:
•	First: The name of the limited liability company is STRATOS FINANCING LUX, LLC.

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, in the County of New Castle. The name of its registered agent at such address is Corporation Service Company.
          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of STRATOS FINANCING LUX, LLC this seventh day of December, 2000.

BY:	/s/ Alfred M. Mamlet Authorized Person

NAME:	Alfred M. Mamlet